Altus Power Announces New Construction Facility
Construction Facility Provided by Insurance Companies to fund Altus Power Assets During Construction

STAMFORD, Conn.—Nov. 13, 2023—Altus Power, Inc. (NYSE: AMPS), the leading commercial-scale provider of clean electric power, today announced the closing of its Blackstone Construction Facility. The facility is designed for the construction of commercial solar assets and includes capacity of $200 million to fund costs including equipment, labor, interconnection as well as development fees.
“In an environment where bank lending and conventional construction facilities are extremely limited, Altus Power has secured an additional line of capital from Blackstone which can be used to fund our construction activity,” said Dustin Weber, CFO of Altus Power. “This new facility provides a significant advantage as we look to optimize our working capital to support our targeted expansion in 2024 and beyond.”
“We built our business to be resilient and capable of prospering in various market environments, including the current one. This first-of-its-kind facility demonstrates our team’s financing ingenuity and our long-standing Blackstone relationship,” added Gregg Felton, Co-founder, and Co-CEO of Altus Power. “Together with Blackstone, we designed this construction facility to leverage the strong appetite of insurance capital which provides long-term financing and will now also finance Altus during the construction period.”
“We are pleased to be partnering with Altus Power to launch this construction facility on behalf of our insurance clients,” remarked Robert Camacho, Global Head of Asset Based Finance for Blackstone’s Structured Finance Group. “Our insurance clients have significant capacity for the high quality long-duration investments that Altus is originating.”

About Altus Power
Altus Power, based in Stamford, Connecticut, is the leading commercial-scale provider of clean electric power serving commercial, industrial, public sector and Community Solar customers with end-to-end solutions.  Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contacts:
Chris Shelton
Head of IR
InvestorRelations@altuspower.com